                                                                  Exhibit 3.1(b)


                             CERTIFICATE OF MERGER

                                       OF

                            OPUS PM ACQUISITION CORP.

                                      INTO

                                PEOPLEMOVER, INC.

                     Pursuant to Section 251 of the General
                    Corporation Law of the State of Delaware

                  PeopleMover, Inc., a Delaware corporation ("PeopleMover"), does hereby certify:

                  FIRST: The names and states of incorporation of the constituent corporations (the "Constituent Corporations") to this merger are as follows:

         Opus PM Acquisition Corp.                   Delaware
         PeopleMover, Inc.                           Delaware

                  SECOND: An agreement and plan of merger, dated as of January 30, 2000, as amended on February 14, 2000 (the "Merger Agreement"), by and among Opus360 Corporation, a Delaware Corporation ("Opus360"), Opus PM Acquisition Corp., a wholly owned subsidiary of Opus360, PeopleMover, the Stockholder Representative (as defined in Section 8.5 of the Merger Agreement), and the stockholders of PeopleMover (as to Article II, Section 4.2 and Article IX, and as to certain stockholders of PeopleMover, Article VIII), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

                  THIRD: The name of the corporation surviving the merger is PeopleMover, Inc.

                  FOURTH: The restated certificate of incorporation of PeopleMover shall be restated to read in its entirety as set forth on Exhibit A attached hereto.

                  FIFTH: The executed Merger Agreement is on file at the office of PeopleMover, the address of which is:

                  1500 Rosecrans Avenue
                  Suite 310
                  Manhattan Beach, California 90266

                  SIXTH: A copy of the Merger Agreement will be provided by PeopleMover, upon request and without cost, to any stockholder of either Constituent Corporation.

                  IN WITNESS WHEREOF, PeopleMover, Inc. has caused this Certificate of Merger to be duly executed in its corporate name this 24th day of February, 2000.

                                PEOPLEMOVER, INC.

                                By: /s/ Ari B. Horowitz
                                   -------------------------
                                   Name:    Ari B. Horowitz
                                   Title:   President

                                                                       EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

                                PEOPLEMOVER, INC.

                  FIRST: The name of the Corporation is PeopleMover, Inc. (hereinafter the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000) shares of Common Stock, each having a par value of $0.001.

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By_Laws of the Corporation.

                  (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the

         By_Laws of the Corporation. Election of directors need not be by written ballot unless the By_Laws so provide.

                  (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By_Laws adopted by the stockholders; provided, however, that no By_Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By_Laws had not been adopted.

                  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By_Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By_Laws of the Corporation.

                  SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.